Exhibit 10.21

PlusAI, Inc.

January 8, 2026

Steven Spinner

Via email

Re: Confirmatory Employment Letter

Dear Steve:

This confirmatory employment letter agreement (the “Agreement”) is entered into between Steven Spinner (“you”) and PlusAI, Inc. (the “Company” or “we”), effective as of the date of this Agreement as first set forth above (the “Effective Date”), to confirm certain terms and conditions of your employment with the Company as of the Effective Date.

1.
Title; Position; Location. You will continue to serve in a full-time capacity as the Company’s Chief Financial Officer. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Chief Executive Officer. You will perform your duties from the Company’s corporate offices located in Santa Clara, California, subject to customary travel as reasonably required by the Company and necessary to perform your job duties.
2.
Base Salary. As of the Effective Date, your annual base salary will continue to be $371,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by our Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) as applicable, in its sole discretion.
3.
Annual Bonus. The Board or Committee, as applicable, will determine in its sole discretion any target annual cash bonus opportunity for which you may be eligible for the Company’s 2026 fiscal year. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.
Equity Awards. You will be eligible to receive awards of stock options, restricted stock units and other equity awards, in each case covering shares of common stock of Plus Automation, Inc. (the ultimate parent of the Company, referred to as “Parent”) pursuant to such plans or arrangements as Parent may have in effect from time to time. The Board of Directors of Plus Automation (the “Parent Board”) or a duly authorized committee of the Parent Board, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.
Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.
Severance. The Company anticipates that it or Parent will adopt an executive change of control and severance plan or similar arrangement (the “Severance Plan”) in the future. You and the Company agree that once the Severance Plan is effective, you will be eligible to participate in the Severance Plan on the same terms and conditions as similarly situated executives of the Company. If the Severance Plan provides for differing levels of severance benefits as between different individuals, you will be eligible for benefits at a level that is at least as favorable as provided to any similarly situated executives of the Company.
7.
Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (or similar agreement) previously entered into between you and the Company, as may be amended or amended and restated from time to time (the “Confidentiality Agreement”) still apply.
8.
At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and will continue to constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
9.
Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Annual bonuses (if any) will be paid no later than the fifteenth (15th) day of the third (3rd) month following the later of (x) the end of the Company’s fiscal year or (y) the end of the calendar year, in which the bonus is earned. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
10.
Additional Employment Provisions. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, except as otherwise approved by the Board, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Nothing in this Agreement will prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way use any such information. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, rules, standards and regulations from time to time established by the Company.
11.
Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or the Confidentiality Agreement, nothing in this Agreement, or the Confidentiality Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

12.
Miscellaneous. This Agreement, together with the Confidentiality Agreement and the Company’s 2017 Share Plan and 2021 Share Incentive Plan and award agreements thereunder (to the extent you were granted outstanding equity awards under such agreements) constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the state of California, without regard to conflicts of law provisions. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

PLUSAI, INC.

By:	/s/ David Liu
David Liu
President and Chief Executive Officer

Agreed to and accepted:

/s/ Steven Spinner
Steven Spinner

Dated:	January 8, 2026

[Signature page to Confirmatory Employment Letter]